Exhibit 99.1

SYMBOL TECHNOLOGIES ANNOUNCES CURRENT SENIOR VICE PRESIDENT SAL IANNUZZI TO ASSUME ROLE OF CHIEF
FINANCIAL OFFICER

Symbol Also Revises Second Quarter Revenue Estimates to $425-$430 Million

Conference Call Scheduled for Today, 5:30 p.m. EDT—Dial 800-310-6649

HOLTSVILLE, N.Y.— JULY 14, 2005 – Symbol Technologies, Inc. (NYSE:SBL) today announced that Sal Iannuzzi, current Senior Vice President and Chief Administrative and Control Officer, will take on the additional role of Chief Financial Officer, effective immediately. In his new role as Symbol Chief Administrative and Financial Officer, Iannuzzi will retain his broad responsibilities for Symbol’s general and administrative functions, and take on direct responsibility for the Company’s global finance and accounting functions. Iannuzzi will continue to report to Bill Nuti, Symbol president and chief executive officer.

Additionally, Symbol is revising previously announced Second Quarter 2005 revenue expectations to approximately $425 to $430 million from approximately $440 million. The Company also expects second quarter operating expenses to be lower than the previous guidance of $177 to $180 million, which includes approximately $7 million in expenses related to the legal defense of prior management and cooperation with the government, or approximately $0.02 cents earnings per share potential.

“While Symbol continues to undergo the implementation of new business processes across the organization, it is vital to have someone with Sal’s operational and administrative expertise lead our efforts in these areas,“ said Nuti. “During the past three months, Sal has been instrumental in guiding the Company through a successful restructuring plan to reduce operating costs and has done so with the highest levels of efficiency and effectiveness. I can’t express how excited I am to have a partner like Sal to help Symbol realize its true potential.”

“Symbol has made major strides in improving our financial controls, but much work remains in areas such as forecasting,” noted Iannuzzi. “I plan on intensely focusing my efforts on developing and implementing more effective forecasting processes.”

In his career, Iannuzzi has held a variety of leadership positions in audit, finance and corporate administration. After six years as an auditor and supervisor at KPMG and two years as deputy general auditor at Bear Stearns, Iannuzzi joined Banker’s Trust, where, over nearly twenty years, he held a variety of senior leadership positions, including chief administrative officer, chief operating officer for Europe, chief operating officer for the Global Investment Bank, and senior control officer for the corporation. In 2001, Iannuzzi joined CIBC, where for four years he served as chief administration officer with responsibility for all administration functions in the United States.

Iannuzzi, 51, will continue to serve as a member of Symbol’s Board of Directors. He, along with Nuti, are the two management directors on the Board. The Board also has five independent directors, including Bob Chrenc as an independent, non-executive chairman, and intends to add at least one additional independent director. A search is currently under way for such director.

Symbol’s former Chief Financial Officer, Mark Greenquist, has chosen to pursue other career interests. Symbol appreciates his efforts during the past few years and wishes him well in his new endeavors.

Today’s Conference Call Details

Symbol is hosting a conference call today at 5:30 p.m. EDT (Eastern Daylight Time) to discuss the revised financial outlook. To participate in the call, dial 800-310-6649 (domestic) or 719-457-2693 (international) at least 10 minutes prior to commencement of the call. An audio replay will be available on the Company’s investor home page (www.symbol.com/investor).

About Symbol Technologies
Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For Symbol Technologies:
For media information:
Patricia Hall
Symbol Technologies, Inc.
631.738.5636
hallp@symbol.com

For financial information:
Lori Chaitman
Symbol Technologies, Inc.
631.738.5050
lori.chaitman@symbol.com